EXHIBIT 10.3

DEBT SETTLEMENT AND RELEASE AGREEMENT

This Debt Settlement And Release Agreement (the "Agreement") is dated as of the 18th day of June, 2012, and is by and between Greenfield Farms Food, Inc., a Nevada corporation ("Greenfield"), Larry C. Moore, individually, and Donna Moore, individually (together the "Moore's").

INTRODUCTION

A.      Greenfield owes certain amounts payable in the aggregate amount of $200,004.70 (the "Payables") as of the date of this agreement to the Moore's as identified in Schedule A hereto;

B.       Greenfield desires to pay to the Moore's, and the Moore's desire to accept from Greenfield, the following consideration in full satisfaction of the Payables:

a.	$80,000 to be paid upon execution of this Agreement; and
b.	$50,000 to be paid 120 days from the execution of this agreement from the proceeds of a convertible note issued to a third party investor by Greenfield and memorialized in a promissory note; and
c.
That number of shares of Greenfield common stock equal to $50,000 divided by the closing price of  the Greenfield common stock on the execution date of this agreement, which stock shall be issued concurrent with payment of the $50,000 in (b) above.

C.      It is understood that the Moore's will continue to operate Greenfield's operating subsidiary, Greenfield Farms Grassfed Beef, Inc., a North Carolina corporation ("Grassfed"), and have agreed to assume responsibility for all current accounts payable of Grassfed as identified in Schedule B hereto as well as any loans, debts or accounts payable directly relating to the business operations of Grassfed on a going forward basis.

D.      The parties desire to enter into this Agreement to set forth their respective rights, obligations, duties and remedies pertaining to this Agreement and as to other matters relating to their prior relationship.

AGREEMENT

Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Cash Payments.  Greenfield agrees to pay to the Moore's cash payments as follows:

a.	$80,000 to be paid upon execution of this Agreement; and
b.	$50,000 to be paid 120 days from the execution of this agreement from the proceeds of a convertible note issued to a third party investor by Greenfield and memorialized in a promissory note.

2.   Issuance of Common Stock. Greenfield agrees to issue to the Moore's, and or their assigns and the Moore's agree to accept from Greenfield, that number of shares of Greenfield common stock equal to $50,000 divided by the closing price of the Greenfield common stock on the execution date of this agreement, which stock shall be issued concurrent with payment of the $50,000 in 1.(b) above.

3.   Consideration. The Moore's hereby agree that the consideration outlined in Sections 1 and 2 above shall constitute full and complete satisfaction of all outstanding debt from Greenfield as of the date of this Agreement including the Payables as outlined in Schedule A hereto.

4.   Subsidiary Payables.  All of the foregoing notwithstanding, the Parties agree that the Moore's will continue to operate Grassfed on a going forward basis and shall be responsible for payment of the current Grassfed liabilities identified in Schedule B hereto, as well as all liabilities related to the operations of Grassfed including any loans, debts or accounts payable on a going forward basis until such time as Grassfed may no longer be a subsidiary of Greenfield.

5.   Release of Claims. In consideration of the benefits of this Agreement, and except as otherwise provided in this Agreement, the Moore's, on behalf of themselves and their successors and assigns (collectively, the "Releasing Parties") do hereby absolutely and unconditionally release, waive and otherwise relinquish any and all claims, demands, actions, causes of action, suits, debts, dues, damages, judgments, obligations, liabilities, controversies, costs, expenses, attorneys' fees, and executions whatsoever, whether known or unknown, asserted or unasserted, actual or potential, individual or joint, direct or indirect, fixed or contingent, in law, admiralty or equity, of every kind and nature whatsoever, which the Releasing Parties ever had, now have, or hereafter can, shall, or may have, or claim to have, against Greenfield, for, upon, or by reason of any matter, cause of action, or thing, whatsoever from the beginning of the world to the Closing Date (the "Released Claims").

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties have executed this Debt Settlement and Release Agreement to be effective as of the date first written above.

GREENFIELD FARMS FOOD, INC.

By:

Print Name:

Its:

LARRY C. MOORE		DONNA MOORE

By:		By:
	Larry C. Moore, Personally & Individually		Donna Moore, Personally & Individually